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                                                                Exhibit (c)



                           The Pillsbury Company
                           200 South Sixth Street
                     Minneapolis, Minnesota 55402-1464


                                                      STRICTLY CONFIDENTIAL

December 21, 1995



Mr. Kraig Kayser
President & CEO
Seneca Foods Corporation
1162 Pittsford-Victor Rd.
Pittsford, NY 14534
Facsimile 716.385.4249

Dear Kraig:

This is to inform you that The Pillsbury Company hereby exercises its option to convert $6,000,000 of debt to fully tradeable shares of Seneca Foods Corporation in accordance with the agreement dated September 28, 1995.

We will be in touch with you after the first of the year to commence the paperwork.

Very truly yours,

/s/ JEFFREY N. BOYER

Jeffrey N. Boyer